    Exhibit 10.68

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EQUIPMENT PURCHASE & SALE AGREEMENT

This Equipment Purchase & Sale Agreement (this “Agreement”), entered into as of March 4, 2008 (the “Effective Date”), by and between SAFT POWER SYSTEMS USA INC., a Delaware corporation, having its principal place of business at 800 Klein Road, Suite 400, Plano, Texas 75074 (hereinafter “SELLER”), and HOKU MATERIALS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at One Hoku Way, Pocatello, Idaho 83204 (hereinafter “BUYER”). SELLER and BUYER are each a “Party” and together, the “Parties.”

Recitals

WHEREAS, SELLER is a manufacturer and provider of equipment and related services for the polycrystalline silicon industry;

WHEREAS, BUYER is building a manufacturing facility for the production of polycrystalline silicon in Idaho, USA; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, BUYER intends to purchase from SELLER and SELLER intends to sell to BUYER, the equipment and other Deliverables (as defined below) for use in BUYER’s polycrystalline silicon production plant;

NOW, THEREFORE, pursuant to the terms and conditions and the mutual consideration set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, BUYER and SELLER agree as follows:

Agreement

1. Definitions. The following capitalized terms used in this Agreement shall have the meanings set forth below:

1.1. “Certificate of Commissioning” shall mean the certificate, in substantially the form of Appendix 8attached to this Agreement, to be signed by an officer of BUYER and an officer of SELLER after the successful completion of the Commissioning Test.

1.2. “Commissioning Test” shall mean the test to be completed by SELLER in the presence of BUYER at the Work Site that follows the procedures described in Appendix 6 to confirm that all Equipment meets the Technical Specifications.

1.3. “Deliverables” shall mean, collectively, all Equipment, Technical Documentation and Technical Services to be provided by SELLER to BUYER pursuant to this Agreement.

1.4. “Equipment” shall mean the following items of equipment as more fully described in Appendix 1:

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

Item 1: [*] Thyroboxes VSC for reactors as described in Appendix 1 (each, a “Reactor”), priced at [*] per each Reactor (the “Reactor Unit Price”), for an aggregate purchase price of [*] for all of the [*] Reactors.

Item 2: [*] earth fault detection systems as described on Appendix 1 (each, an “Earth Fault Detection System”) priced at [*] per each Earth Fault Detection System, for an aggregate purchase price of [*] for all of the [*] Earth Fault Detection Systems.

Item 3: [*] year spare parts, which shall include those parts listed on Appendix 1 (the “Spare Parts”). The aggregate purchase price for the Spare Parts is [*].

Item 4: Seaworthy Packing of all Equipment, for an aggregate purchase price of [*].

1.5. “Factory Acceptance Certificate” shall mean the certificate, in substantially the form of Appendix 6 attached to this Agreement, to be signed by an officer of BUYER and an officer of SELLER after the successful completion of the Factory Acceptance Test.

1.6. “Factory Acceptance Test” shall mean the test to be completed by SELLER in the presence of BUYER at the SELLER Facility that follows the procedures described in Appendix 4 to confirm that all Equipment meets the Technical Specifications.

1.7. “Port of Shipment” shall mean Hamburg, Germany.

1.8. “Port of Unloading” shall mean a port to be designated by BUYER in the USA.

1.9. “SELLER Facility” shall mean the facility where SELLER is manufacturing the Equipment, located at Belecke, Germany.

1.10. “Technical Documentation” shall mean the documentation (in English language) that includes the technical data, specifications, drawings, inspection, erection, commissioning, performance testing, operating and maintenance of Equipment, as specified in Appendix 3.

1.11. “Technical Services” shall have the meaning set forth in Section 5.5 below.

1.12. “Technical Specifications” means the operating and other specifications of the Equipment set forth on Appendices 1 and 2 attached hereto.

1.13. “Warranty Period” shall mean the period beginning on the Effective Date and ending on the earlier of (A) twelve (12) months after the Certificate of Commissioning has been signed by BUYER and SELLER, and (B) eighteen (18) months after the applicable Shipment Date.

1.14. “Work Site” shall mean the BUYER’s polysilicon plant located in Pocatello, Idaho USA.

2. Purchase & Sale Commitment

2.1. Subject to the terms and conditions set forth herein, BUYER agrees to buy from SELLER, and SELLER agrees to sell to BUYER, the Deliverables.

3. Payment Terms

3.1. BUYER shall pay to SELLER an aggregate of Thirteen Million One Hundred Eighteen Thousand Six Hundred Forty and 00/100 U.S. Dollars ($13,118,640.00) as the total payment for all Deliverables under this Agreement, excluding SELLER’s Commissioning expenses that will be paid separately pursuant to Section 5.5 below, (the “Agreement Price”) in accordance with the following schedule:

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

3.1.1. Within Thirty (30) days after invoicing from Accepted Purchase Order Date, BUYER shall pay to SELLER ten percent (10%) of the Agreement Price (the “Initial Payment”).

3.1.2. Within Thirty (30) days after invoicing on the two-month anniversary of the Effective Date, and provided that this Agreement has not been terminated or cancelled by BUYER pursuant to Section 3.2 below, or terminated by BUYER or SELLER pursuant to Section 9 below, and subject to receipt by BUYER of a progress report from SELLER describing in reasonable detail the progress that is being made in the construction and delivery of the Equipment, and provided that SELLER certifies to BUYER that it is on-track to meet the delivery schedule set forth in Section 4.1 below, BUYER shall pay to SELLER ten percent (10%) of the Agreement Price as a progress payment (the “Second Payment”).

3.1.3. Within Thirty (30) days after invoicing on the three-month anniversary of the Effective Date, and provided that this Agreement has not been terminated or cancelled by BUYER pursuant to Section 3.2 below, or terminated by BUYER or SELLER pursuant to Section 9 below, and subject to receipt by BUYER of a progress report from SELLER describing in reasonable detail the progress that is being made in the construction of the Equipment, and provided that SELLER certifies to BUYER that it is on-track to meet the delivery schedule set forth in Section 4.1 below, BUYER shall pay to SELLER fifteen percent (15%) of the Agreement Price as a second progress payment (the “Third Payment”).

3.1.4. Within the earlier of (A) thirty (30) days after BUYER and SELLER sign the Factory Acceptance Certificate for each article of Equipment, or (B) thirty (30) days after the date notified to the BUYER for the Factory Acceptance Test for each article of Equipment, and receipt by BUYER of a Factory Acceptance Certificate that is signed by SELLER, if the BUYER does not come to SELLER’s premises on the notified date for the Factory Acceptance Test, and upon receipt of an invoice from SELLER, and provided that this Agreement has not been terminated by BUYER or SELLER pursuant to Section 9 below, BUYER shall pay to SELLER Sixty percent (60%) of the Agreement Price, minus any liquidated damages that are owing to BUYER for late delivery pursuant to Section 4.4 (the “FAT Payment”). BUYER acknowledges and agrees that SELLER shall have no obligation to ship the Deliverables until BUYER pays in full the amount in the previous sentence.

3.1.5. On or before the earlier of (A) twelve (12) months after the successful completion of the Commissioning Test (as defined below) for the Equipment, or (B) eighteen (18) months after shipment of the Equipment, BUYER shall pay to SELLER five percent (5%) of the Agreement Price, Net 30 Days.

3.2. Notwithstanding anything to the contrary in this Agreement, BUYER may terminate this Agreement at any time prior to making the Second Payment, and shall thereupon have no liability or further obligation to SELLER pursuant to this Agreement. In case of termination by the BUYER under this Article 3.2, SELLER shall be entitled to retain the Initial Payment as liquidated damages in full and final settlement of all claims with the BUYER.

3.3. The Agreement Price includes all excise, sales, use, import, export or other similar taxes (collectively “Taxes”) levied by any government authority.

3.4. SELLER shall provide BUYER with five (5) copies of each invoice for the applicable payment pursuant to Section 3.1 above. Shipping costs and expenses, Taxes, customs and duties, if any, will be identified as separate items on SELLER’s invoices. All invoices shall be sent to BUYER’s address specified in Section 13.4 below, unless an alternate address is provided. All payments shall be made in U.S. Dollars.

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

3.5. Buyer shall have the option during the term of this Agreement to purchase insurance for the shipping of the equipment, in the amount of One Hundred Thirty One Thousand Six Hunded U.S. Dollars ($131,600.00), which shall be paid in pro rata increments upon each shipment of the Equipment to the Work Site.

3.6. All payments to SELLER shall be effected by wire transfer to SELLER’s bank pursuant to the following account information:

Bank of America
111 North Plano Road, Richardson, Texas
ACH Routing # 111000025
Bank Account # 004798681520

4. Shipment; Documentation & Packing.

4.1. Timing of Shipment. Provided that BUYER has made all payments required to have been made to SELLER pursuant to Section 3.1 above, the Equipment shall be delivered Ex Works SELLER’s factory, according to the following schedule, with each scheduled shipping date being referred to herein as a “Shipment Date”.

Shipment Date	Units
September 1, 2008	1-2
October 1, 2008	3-7
November 1, 2008	8-12
December 1, 2008	13-17
January 1, 2009	18-22
February 1, 2009	23-28

Notwithstanding the foregoing scheduled Shipment Dates, SELLER shall work with BUYER to expedite delivery and accelerate each Shipment Date to the extent possible.

4.2. Shipping Documentation. Prior to shipment, SELLER shall remit to BUYER the following documentation:

4.2.1. At least fourteen (14) days prior to shipment of the Equipment, SELLER shall notify BUYER by Fax of the following information:

(a)	Total volume
(b)	Total gross weight of packages
(c)	Total number of packages
(d)	Port of Shipment
(e)	Port of Unloading
(f)	Name, weight, IMCO No. (as per International Maritime Dangerous Goods Code) of the dangerous and/or inflammable goods

4.2.2. At least fourteen (14) days prior to shipment of the Equipment, SELLER shall send to BUYER via international courier at least six (6) copies of the following:

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

(a)
Detailed packing list describing with specificity all Equipment included with the applicable shipment, including Equipment specification, type, quantity, unit/total price, unit weight, unit/total volume, the overall dimensions of each package (length x width x height), and the total number of packages

(b)	Description of any dangerous and/or inflammable goods indicating names, properties, special protective measures and handling methods in case of accident
(c)	Description of the special precautions for the Equipment that requires special storage and transportation.

4.3. Risk of Loss. Title and risk of loss shall pass to BUYER Ex Works SELLER’s factory.

4.4. Penalties for Late Delivery; Liquidated Damages. SELLER shall pay to BUYER liquidated damages (the “Liquidated Damages”) if the Equipment has not been delivered Ex Works SELLER’s factory on or before the Shipment Date. The Liquidated Damages shall be calculated as follows:

a)	If the Equipment is delivered within two weeks after the Shipment Date, the liquidated damages shall be one percent (1.0%) of the Agreement Price per week beyond the Shipment Date.
b)
If the Equipment is delivered after the second week, then, in addition to the Liquidated Damages pursuant to sub-paragraph (a) above, the Liquidated Damages shall be two percent (2%) of the Agreement Price for each week after the second week from the Shipment Date.

c)	Less than one week shall not be counted as a complete week for calculation of the Liquidated Damages.
d)	The total amount of the Liquidated Damages shall not exceed ten percent (10%) of the Agreement Price.

Notwithstanding anything to the contrary in this Agreement: (A) the payment of Liquidated Damages shall not release SELLER from its obligation to deliver the Deliverables; and (B) any delay beyond sixty (60) days from the Shipment Date shall constitute a material breach of this Agreement by SELLER.

4.5. Packing and Marking

4.5.1. Unless otherwise specified in the Agreement, the Equipment shall be packed by SELLER in new wooden cases, and all packing expenses shall be for SELLER’s account. Necessary measures shall be taken to protect the Equipment from damages caused by moisture, rain, rust, corrosion, and, shock and to ensure the Equipment will withstand handling, loading and unloading as well as long distance ocean and inland transportation for the safe arrival of the Equipment at the Work Site.

4.5.2. The loose accessories in all packages and bundles shall be labeled by SELLER indicating the name of the Equipment to which such accessories are related, the name of the accessories and their position number, and any accessory number marked on assembly drawings. Spare parts and tools shall be marked with the word “Spare parts or tools” in addition to the above mentioned particulars.

4.5.3. SELLER shall, on four (4) adjacent sides of each crate, conspicuously mark the following information in English with indelible paint:

(a)	Shipping mark
(b)	Destination
(c)	Consignee
(d)	Name of Equipment and item No.
(e)	Case/bale No.

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

(f)	Gross/net weight
(g)	Measurement

4.5.4. Should the Equipment weigh more than 2 metric tons, the weight, gravity and hoisting positions shall be marked in English with international trade transportation marks on the four adjacent sides on each case so as to facilitate unloading and handling. In accordance with different requirements in loading, unloading and shipping, the package shall be conspicuously marked with “Handle with care, right side up, keep dry” in English and with appropriate international trade marks.

4.5.5. The following documents shall be enclosed in each package of the Equipment:

(a)	Two (2) duplicate copies of detailed packing list
(b)	Two (2) duplicate copies of quality certificate
(c)	Two duplicate copies of Technical Documentation for relevant Equipment

4.5.6. Sufficient shores or chocks shall be provided in order to prevent the Equipment from moving inside the containers. SELLER shall be liable for any damage to the Equipment thus incurred due to the negligence of SELLER.

4.5.7. .If the Equipment is damaged or lost due to improper packing or inadequate protective measure, SELLER shall be responsible for repair, replacement or compensation in accordance with the Agreement. If the Equipment is mis-transported due to mistake or ambiguousness in package or shipping marks, SELLER shall bear additional expenses thus incurred.

5. Standards & Inspections

5.1. Standards. SELLER shall engineer, design and construct the Equipment according to the Appendices attached hereto, using professional engineering, construction and procurement practices. All Equipment shall be engineered and constructed to meet IEC 62103 (EN 50178) applicable standards.

5.2. Factory Acceptance Test.

5.2.1. SELLER shall inspect the Equipment to confirm that it meets the Technical Specifications, and shall thereupon send the ex-works quality certificate to BUYER, with notification of the planned date for the Factory Acceptance Test. The date for the Factory Acceptance Test must be no earlier than two (2) weeks from the date when the notification is received by BUYER.

5.2.2. BUYER will send its technical representatives and inspectors to SELLER’s Facility to complete the Factory Acceptance Test together with SELLER’s technical representatives and inspectors. In addition to BUYER’s inspectors, BUYER’s lenders and shareholders may also send their inspectors. The expenses of sending BUYER’s inspectors, or the inspectors of BUYER’s lenders and shareholders, shall be for BUYER’s account.

5.2.3. Prior to commencement of the Factory Acceptance Test, SELLER shall provide BUYER with technical instruction in the operation and maintenance of the Equipment as described in Appendix 2. After completing the technical instruction, SELLER shall commence the Factory Acceptance Test, and provided that the Equipment meets the Technical Specifications, BUYER and SELLER shall sign the Factory Acceptance Certificate. SELLER shall ship the Equipment to BUYER as soon as practicable after successful completion of the Factory Acceptance Test, as evidenced by the Factory Acceptance Certificate signed by SELLER and BUYER; provided, however, that the SELLER may not ship the Equipment until the Factory Acceptance Certificate has been signed by BUYER.

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

5.2.4. In addition to the foregoing, BUYER, its authorized representatives and its lenders, shareholders and their respective authorized representatives, may inspect the Equipment at any time prior to delivery of the Equipment FOB to the Port of Shipment. The expenses of any such inspection shall be for BUYER’s account.

5.2.5. The Factory Acceptance Test shall not be a substitute for the inspection of the Equipment at the Port of Unloading or the Work Site, or as a substitute for the Commissioning Test, and the Factory Acceptance Test shall not release SELLER from its warranty obligations as further specified in this Agreement.

5.3. Installation and Commissioning Test.

5.3.1. Equipment installation and servicing shall be carried out by BUYER under the supervision of SELLER at the Work Site, and SELLER’s qualified technical representatives shall provide technical instruction to BUYER during installation and prior to completion of the Commissioning Test as described in Appendix 4 to this Agreement (the “Commissioning”). SELLER acknowledges that BUYER intends to commission each Reactor on a rolling basis as they are delivered, which may require more than one visit to Work Site for Commissioning.

5.3.2. BUYER and SELLER shall conduct the Commissioning Test for each unit of Equipment to confirm that the Equipment operates in accordance with the Technical Specifications. Provided that all of the Technical Specifications for each unit of Equipment is satisfied, BUYER and SELLER shall each sign the Certificate of Commissioning for such unit of Equipment.

5.4. Notwithstanding anything to the contrary in this Agreement, BUYER’s execution of the Factory Acceptance Certificate or the Certificate of Commissioning shall not release SELLER from its warranty for the Equipment as described in Section 6 below.

5.5. Technical Services. SELLER agrees to provide technical information regarding the Equipment to BUYER, and to BUYER’s designated engineering and construction contractors (the “Contractors”), and to attend meetings in the USA with the Contractors, participate in telephone conference calls with BUYER and the Contractors, and draft and respond to written correspondence, including e-mail to and from BUYER and the Contractors, and to provide Commissioning services at the Work Site when reasonably directed by BUYER (collectively, the “Technical Services”). The scope of the technical information to be provided to the Contractors shall be limited to the information that is required for the Contractors to perform the engineering design work for the Work Site. BUYER will pay SELLER One Thousand Two Hundred Dollars (Dollars 1,200) per person and per eight-hour working day that SELLER’s personnel are at the Work Site or at any Contractor’s site to perform Technical Services at the express direction of BUYER, and BUYER shall reimburse SELLER for all reasonable and pre-approved out-of-pocket travel expenses incurred at the request of BUYER to perform the Technical Services.

6. Representations and Warranties.

6.1. General. SELLER represents, warrants, and covenants that:

6.1.1. SELLER will not, in the course of performing its obligations under this Agreement, infringe or misappropriate, and neither the Deliverables nor any element thereof will infringe or misappropriate, any intellectual property right of any other person or entity;
SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

6.1.2. neither the Deliverables nor any element thereof will be subject to any restriction, mortgage, lien, claim, pledge, security interest, or encumbrance when delivered by SELLER to BUYER FOB Port of Shipment;

6.1.3. SELLER will not grant, directly or indirectly, any right or interest in the Deliverables to any other person;

6.1.4. SELLER has full right, power, and authority to enter into and perform this Agreement without the consent of any third party, including the right to grant all licenses granted by SELLER (if any) in this Agreement;

6.1.5. All individuals who contribute to or participate in the conception, creation, or development of the Deliverables will have unconditionally and irrevocably assigned all of their right, title, and interest in and to the Deliverables (and all intellectual property rights thereto) to SELLER (or directly to BUYER) before being allowed to begin performing work pursuant to this Agreement;

6.1.6. SELLER will comply with all laws, regulations, and ordinances applicable to SELLER’s performance of its obligations under this Agreement, including export control laws, and has obtained (or before performing its obligations under this Agreement will obtain) all governmental permits and licenses required for SELLER to perform its obligations under this Agreement; and

6.1.7. SELLER will take all necessary or reasonable precautions to prevent injury to any person (including BUYER employees) or damage to any property (including BUYER property) during the term of this Agreement.

6.2. Performance. SELLER further represents and warrants that: (A) during the Warranty Period, the Deliverables will fully conform to the requirements, and other terms in the Appendices and elsewhere in this Agreement, including, without limitation, the Technical Specifications; (B) the Technical Documentation shall be complete, clear and correct so as to meet the requirements of design, inspection, erection, commissioning, performance test, operation and maintenance of the Equipment; and (C) the Equipment shall be completely brand new and comply in materials, workmanship in all respects with the quality and Technical Specifications.

6.3. Warranty Claims.

6.3.1. Notice of Claim. Claims by BUYER for breach of any of SELLER’s warranties set forth in this Agreement shall be made as soon as reasonably practicable after the discovery thereof, and in any event, the earlier of (A) 90 days after discovery; and (B) 90 days after the expiration of the Warranty Period.

6.3.2. SELLER’s Responsibilities. In the event of SELLER’s breach of any warranty during the Warranty Period, without limiting any other rights or remedies BUYER may have, and provided that BUYER has provided notice pursuant to Section 6.3.1 above, SELLER will promptly repair or replace the Deliverables at no additional charge to BUYER. In the event that the warranty claim applies to Equipment, BUYER and SELLER shall attempt to fix the problem through BUYER’s remote technical assistance; provided, however, that if the Equipment cannot be fixed within 48 hours, then SELLER shall dispatch qualified technical representatives to the Work Site within 72 hours thereafter to provide on-site professional and technical service. IF SELLER DOES NOT ARRIVE AT BUYER’S WORK SITE WITHIN 72 HOURS AFTER CONFIRMATION FROM SELLER OF SUCH A NOTIFICATION, THEN SELLER SHALL PAY BUYER $1,000 PER DAY FOR EACH DAY THAT THE EQUIPMENT IS NOT OPERATIONAL DUE TO THE BREACH OF WARRANTY.

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

7. Indemnification. Each Party will indemnify and hold harmless the other Party and its affiliates, employees, and agents from and against any and all liabilities, losses, damages, costs, and other expenses (including reasonable attorneys’ and expert witnesses’ costs and fees) arising from or relating to any breach of any representation, warranty, covenant, or obligation of the said Party in this Agreement or any intentional misconduct or negligence by the said Party or any of the said Party’s agents or subcontractors in performing its obligations under this Agreement. In the event of any third-party claim, demand, suit, or action (a “Claim”) for which a Party (or any of its affiliates, employees, or agents) is or may be entitled to indemnification hereunder, the Party may, at its option, require the breaching Party to defend such Claim at the breaching Party’s sole expense. Neither Party may agree to settle any such Claim without the other Party’s express prior written consent.

8. Non-solicitation. During the term of this Agreement and for twelve (12) months thereafter, each Party will not directly or indirectly solicit, induce, or attempt to induce any employee or independent contractor to terminate or breach any employment, contractual, or other relationship with the other Party.

9. Termination & Cancellation

9.1. The term of this Agreement shall begin on the Effective Date and, unless previously terminated as hereinafter set forth, shall remain in force until the expiration of the Warranty Period.

9.2. Each Party may, at its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement or any other agreement executed in connection with this Agreement and at law or in equity, terminate this Agreement in the event of any of the following:

9.2.1. Upon a material breach of the other Party of any material provision in this Agreement, and failure of the other Party to cure such material breach within one hundred eighty (180) days after written notice thereof; provided, however, that such cure period shall not modify or extend the sixty (60) day cure period for SELLER’s delivery obligations pursuant to Section 4.4 above; and provided, further that such one hundred eighty (180) day cure period shall not apply to BUYER’s failure to make any payment to SELLER pursuant to this Agreement. In the event of BUYER’s failure to make payment on the 30-day payment terms set forth in Section 3.1 hereof, termination by SELLER shall require the issuance of a written notice of default containing the threat of immediate termination if payment is not made within an additional grace period of not less than ten (10) business days.

9.2.2. Upon the voluntary or involuntary initiation of bankruptcy or insolvency proceedings against the other Party; provided, that for an involuntary bankruptcy or insolvency proceeding, the Party subject to the proceeding shall have sixty (60) working days within which to dissolve the proceeding or demonstrate to the terminating Party’s satisfaction the lack of grounds for the initiation of such proceeding;

9.2.3. If the other Party (i) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (ii) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or

9.2.4. In accordance with the provisions of Section 10 below.

9.3. In addition to BUYER’s termination rights pursuant to Sections 3.2 and 9.2 above, BUYER may terminate this Agreement upon written notice to SELLER, and without any further obligation or liability to SELLER, if at any time prior to delivery of the Equipment, Ex Works SELLER’s factory, BUYER has a justifiable reason to believe that SELLER will be more than sixty (60) days late in the delivery of the Equipment, BUYER may immediately cancel this agreement and shall, in addition to all other rights and remedies available in law and equity, be entitled to a refund of all payments that have been made as of such termination date, plus the maximum amount of liquidated damages payable pursuant to Section 4.4 above.

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

9.4. Upon the expiration or termination of this Agreement howsoever arising, the following Sections shall survive such expiration or termination: 1 (Definitions); 6 (Representations and Warranties); 7 (Indemnification); 8 (Non-solicitation)9 (Termination & Cancellation); 11 (Limitations of Liability); and 13 (General Provisions).

10. Force Majeure. Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly, or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike, lock-out and other events beyond its reasonable control which were not reasonably foreseeable and whose effects are not capable of being overcome without unreasonable expense and/or loss of time to the affected Party (i.e., the party that is unable to perform). If such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible, and the Parties shall discuss the best way to resolve the event of force majeure. If the performance of SELLER is delayed for Force Majeure for a cumulative period of thirty (30) days or more, SELLER will use commercially reasonable efforts to transition its production of the Equipment for the duration of the Force Majeure to an alternate source. If the conditions of Force Majeure continue to materially impede performance of any material obligation under this Agreement for a period of more than three (3) consecutive calendar months (and, only if SELLER is the affected Party, SELLER has not used commercially reasonable efforts to transition its production of the Deliverables as provided in the immediately preceding sentence), then the non-affected Party shall be entitled to terminate this Agreement by 30 days prior written notice to the other Party.

11. Limitations of Liability

11.1. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF BUYER OR SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2. NEITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL EXCEED IN THE AGGREGATE THE AGREEMENT PRICE.

12. Financing. SELLER acknowledges that BUYER will be financing the construction of its polysilicon production plant, including the Work Site, through a combination of debt, equity and prepayments from BUYER’s customers. In connection with any debt financing, the lenders and the collateral agent may request SELLER to execute consents and provide a legal opinion. As such, SELLER agrees that on or prior to the date of financial closing on BUYER’s senior credit agreement providing for the financing of the development and operation of the Work Site, SELLER shall (and hereby agrees to) enter into a consent and agreement for the benefit of the collateral agent and secured parties substantially identical to the form of consent and agreement attached as Appendix 7 hereto (the “Consent”), and (c) SELLER shall (and hereby agrees, and instructs its counsel, to) provide an opinion of legal counsel substantially in the form and scope of the form of legal opinion attached to the Consent as Exhibit A (the “Legal Opinion”).

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

13. General Provisions.

13.1. Governing Law; Venue. This Agreement is governed by the laws of the State of New York without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. Any dispute arising from or in connection with this Contract between the Parties shall be settled through friendly consultations. In case no agreement can be reached through consultations, the Parties shall submit to the International Chamber of Commerce. The arbitration tribunal shall be composed of three (3) arbitrators with each Party appointing one arbitrator and the third one mutually agreed by the Parties. The arbitration award is final and binding upon both Parties. The place of arbitration shall be New York, New York, and the arbitration proceedings shall be conducted in English.

13.2. Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

13.3. No Assignment. This Agreement and SELLER’s rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by SELLER without BUYER’s express prior written consent. Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void. BUYER may assign this Agreement, or any of its rights under this Agreement to any third party with or without SELLER’s consent.

13.4. Notices. Each Party must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other Party at the address listed below by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized overnight carrier. Notice will be effective upon receipt or refusal of delivery. Each Party may change such Party’s address for receipt of notice by giving notice of such change to the other Party.

BUYER:
HOKU MATERIALS, INC.
One Hoku Way
Pocatello, Idaho 83201 USA
Attn: Mr. Karl Taft, CTO
E-mail: [*]
Facsimile: +1-808-682-7807

With a copy to:

HOKU SCIENTIFIC, INC.
1075 Opakapaka Street
Kapolei, Hawaii 96707, USA
Attn: Mr. Dustin Shindo, CEO
E-mail: [*]
Facsimile: +1 (808) 682-7800

SELLER:

Saft Power Systems USA Inc
800 Klein Road, Suite 400
Plano, TX 75074
469-229-9600
Fax: 469:229-9650
Contact: Marc Tefend
[*]

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

13.5. Legal Fees. The prevailing Party in any litigation between the Parties relating to this Agreement will be entitled to recover such Party’s reasonable attorneys’ fees and court costs, in addition to any other relief that such Party may be awarded.

13.6. Neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party’s prior written consent; provided, however, that either Party may publicly disclose the material terms of this Agreement pursuant to the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, or other applicable law; provided, however, that the Party being required to disclose the material terms of this Agreement shall provide reasonable advance notice to the other Party, and shall use commercially reasonable efforts to obtain confidential treatment from the applicable governing entity for all technical information set forth in this Agreement.

13.7. Remedies. The rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

13.8. Construction. Section headings are included in this Agreement merely for convenience of reference; they are not to be considered part of this Agreement or used in the interpretation of this Agreement. When used in this Agreement, “including” means “including without limitation.” Whenever BUYER’s consent or approval is required under this Agreement, BUYER may grant or deny its consent or approval in its sole and absolute discretion. No rule of strict construction will be applied in the interpretation or construction of this Agreement.

13.9. Waiver. All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

13.10. Entire Agreement; Amendments. This Agreement is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the Parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the Party to be charged.

[This space intentionally left blank.]

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

IN WITNESS WHEREOF, the parties have executed this Equipment Purchase & Sale Agreement as of the date first set forth above.

SELLER:		BUYER:

SAFT POWER SYSTEMS USA INC		HOKU MATERIALS, INC.

By:	/s/ KAIVON S. MORTAZAVI	By:	/s/ DUSTIN SHINDO

Name:	Kaivon S. Mortazavi	Name:	Dustin Shindo

Title:	Vice President	Title:	Chairman & CEO
Authorized Signatory		Authorized Signatory

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

APPENDIX 1

Technical Specifications for Thyrobox VSC For Reactors with Earth Fault Detection Set

[*]

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

APPENDIX 2

Specification of Technical Documentation

The manuals for the Thyrobox VSC will be available in English language.

Technical Documentation

The Technical Documentation includes

Operating instructions

Mechanical drawings, incl. dimensional drawings

Mechanical connection plans

Overview circuit diagram

Operation circuit diagram

Information for transformer

Thyrobox VSC test certificate

Project Documentation

Accompanying to the project a MANUFACTURING SCHEDULE AND PROGRESS REPORT will inform about the status of the project progress. Contents of the REPORT (approx. 5 pages) are

•	General project information (overview)

•	Current project schedule

•	Current project status related to delivery batches, incl. topics

o	design and construction

o	Purchasing of time-critical material

o	Purchasing of Material (Material with normal delivery periods)

o	Availability of time-critical Material (Material with long delivery periods)

o	Availability of Material (Material with normal delivery periods)

o	Premanufaturing (of sub-components)

o	Final Assembly (Cabinets)

o	Pre-Testing

o	Final Test (Cabinets)

o	Seaworth packing (Cabinets)

o	Ready for shipment

Delivery time of documentation

Product documentation will be available within 120 days after BUYER’s payment to SELLER of the Initial Payment.

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

APPENDIX 3

Procedure for Factory Acceptance Test

[*]

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

Appendix 4

Procedures for Commissioning Test

[*]

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

Appendix 5

Factory Acceptance Certificate

This Factory Acceptance Certificate is being signed pursuant to Section 5.2.2 of the Equipment Purchase & Sale Agreement (the “Agreement”) dated _______________, 2007, by and between HOKU MATERIALS, INC., and SAFT POWER SYSTEMS USA INC. Capitalized terms not otherwise defined herein have the meaning set forth in the Agreement.

By signing below, each party hereby certifies to the successful completion of the Factory Acceptance Test and confirms the following:

[*]

SAFT POWER SYSTEMS USA INC	HOKU MATERIALS, INC.

By:	By:

Name:	Name:

Title:	Title:
Authorized Signatory	Authorized Signatory

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

Appendix 7

Certificate of Commissioning

This Certificate of Commissioning is being signed pursuant to Section 5.3.2 of the Equipment Purchase & Sale Agreement (the “Agreement”) dated _______________, 2007, by and between HOKU MATERIALS, INC., and SAFT POWER SYSTEMS USA INC. Capitalized terms not otherwise defined herein have the meaning set forth in the Agreement.

By signing below, each party hereby certifies to the successful completion of the Commissioning Test and confirms the following:

[*]
SAFT POWER SYSTEMS USA INC	HOKU MATERIALS, INC.

By:	By:

Name:	Name:

Title:	Title:
Authorized Signatory	Authorized Signatory

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

Appendix 7

Consent

[See Attached]

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

CONSENT AND AGREEMENT

This CONSENT AND AGREEMENT, dated as of [__________], 2007 (as amended, restated, supplemented or otherwise modified from time to time, this “Consent”), is entered into by and among [_____________], a [_______________] (together with its successors and assigns, the “Contracting Party”), HOKU MATERIALS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), and [___________], in its capacity as Collateral Agent for the Secured Parties (as defined below) (together with its successors, designees and assigns in such capacity, the “Agent”) under the Intercreditor Agreement (as defined below).

RECITALS

A. The Borrower has entered into a Credit Agreement, dated as of [_______], 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions from time to time parties thereto as lenders, and [___________________], as administrative agent (the “Administrative Agent”).

B. The Contracting Party has entered into [______________], dated as of [__________], 2007, (as amended, restated, supplemented or otherwise modified from time to time, the “Contract”), with the Borrower.

C. The Borrower intends to finance certain costs in connection with the development, construction, operation, maintenance and ownership of a polysilicon producing processing plant with a nominal capacity of 2,000 metric tons per year, located in Pocatello, Idaho (the “Project”), with funds borrowed by the Borrower pursuant to the terms of the Credit Agreement.

E. As collateral security for all obligations of the Borrower to the Secured Parties (as defined below), the Borrower has, inter alia, assigned all of its rights, title and interest (the “Assigned Interests”) in, to and under the Contract to the Agent pursuant to a Security Agreement, dated as of [_______], 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), made by the Borrower in favor of the Agent for the benefit of certain secured parties described therein (the “Secured Parties”) and in that certain Collateral Agency and Intercreditor Agreement, dated as of [_______], 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, Hoku Materials Holdings, Inc., the Agent, the Administrative Agent, the Contracting Party and the other Secured Parties party thereto.

F. Pursuant to the terms of the Intercreditor Agreement, the Secured Parties have appointed the Agent as collateral agent on their behalf and authorized the Agent to take certain actions and exercise such powers under the Secured Obligation Documents (as defined in the Intercreditor Agreement) as are provided for therein.

G. The Borrower has requested that the Contracting Party and the other parties hereto execute and deliver this Consent in fulfillment of certain obligations of the Borrower under the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Consent and Agreements.

(a) Subject to the terms and conditions of this Consent, the Contracting Party acknowledges and consents to the assignment as collateral security to the Agent, for the benefit of the Secured Parties, of the Assigned Interests. The Contracting Party further acknowledges the right of Agent or any designee of Agent, in exercise of Agent’s rights and remedies as a secured creditor of Borrower, to make all demands, give all notices, take all actions and exercise all rights of Borrower under the Contract.

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

(b) The Agent shall be entitled (but not obligated) to cure any defaults of the Borrower under the Contract in accordance with the provisions hereof. Upon receipt by the Contracting Party of written notice from the Agent, the Contracting Party agrees to (i) accept such cure by the Agent and, subject to the terms and conditions of the Contract and cure of such defaults, to render to the Secured Parties all performance due by it under the Contract and this Consent, and (ii) act solely on the instructions of the Agent, not the Borrower, with respect to the exercise of the Borrower’s rights under the relevant Contract. The Contracting Party agrees to make all payments to be made by it under the Contract directly to the Agent for the benefit of the Secured Parties upon receipt of the Agent’s written instructions to do so and any such payments made to the Agent by the Contracting Party shall be deemed to have been made by the Contracting Party in fulfillment of the Contracting Party’s obligations to the Borrower under the Contract.

(c) In all cases except as provided in the Contract or required by law, and in accordance with Section 1(e) hereof, the Contracting Party will not, without the prior written consent of the Agent (such consent not to be unreasonably withheld), (i) cancel or terminate the Contract or suspend performance of its services thereunder, or consent to or accept any cancellation, termination or suspension thereof by the Borrower, (ii) amend the Contract [NOTE: Exceptions will be limited to Change Orders otherwise permitted under the Credit Agreement], or (iii) sell, assign or otherwise dispose (by operation of law or otherwise) of any part of its rights, title or interest in the Contract. The Contracting Party agrees to deliver copies of all notices of default, notices of the suspension of performance by Contracting Party, notices of force majeure or requests for change orders delivered by Contracting Party to Borrower under or pursuant to the Contract to the Agent promptly upon delivery thereof.

(d) The Contracting Party will not terminate or suspend performance of the Contract on account of any default or breach of the Borrower thereunder without written notice to the Agent and first providing to the Agent (i) 30 days from the date notice of default or breach is delivered to the Agent to cure such default if such default is the failure to pay amounts to the Contracting Party which are due and payable under the Contract, or (ii) a reasonable period, but not fewer than 60 days, to cure such breach or default if the breach or default cannot be cured by the payment of money to the Contracting Party so long as the Agent, the Borrower or their respective designee shall have commenced to cure the breach or default promptly following such notice and in any case within such 60-day period and thereafter diligently pursues such cure to completion (but in any event within not more than 120 days) and during such cure period performs all monetary obligations under the Contract and all other obligations under the Contract are performed by the Borrower or the Agent or their respective designees. For the avoidance of doubt and solely for the purposes of the preceding sentence, amounts not paid and subject to a dispute in good faith by the Borrower shall not be deemed to be a payment default. The Contracting Party shall not hinder the Agent’s or its designees’ efforts, and shall provide reasonable cooperation to the Agent and its designees, in effecting any cure of any default or breach of the Borrower under the Contract. Except in the event of a payment default under the Contract, if possession of the Project is necessary to cure such breach or default, and the Agent or its designees or assignees declares the Borrower in default under the Credit Agreement and within the 60-day period described above commences foreclosure proceedings, the Agent or its designees or assignees shall be allowed a reasonable period to complete such proceedings so long as (A) the Agent proceeds diligently and in good faith to do so and during such period performs all monetary obligations under the Contract, and (B) all other obligations under the relevant Contract are performed by the Borrower or the Agent or their respective designees. If the Agent or its designees or assignees are prohibited by any court order or bankruptcy or insolvency proceedings from curing the default or from commencing or prosecuting foreclosure proceedings, the foregoing time periods shall be extended by the period of such prohibition so long as (1) the Agent proceeds diligently and in good faith to address such impediments and during such period performs all monetary obligations under the Contract, and (2) all other obligations under the Contract are performed by the Borrower or the Agent or their respective designees. The Contracting Party consents to the transfer of the Borrower’s interest under each Contract to the Agent or any purchaser, successor, assignee and/or designee (a “Subsequent Transferee”) of the Assigned Interests at a foreclosure sale by judicial or nonjudicial foreclosure and sale or by a conveyance by the Borrower in lieu of foreclosure and agrees that, notwithstanding any provision of the Contract to the contrary, upon such foreclosure, sale or conveyance, the Agent or such Subsequent Transferee shall be substituted for the Borrower under the Contract and the Contracting Party (a) shall recognize the Agent or the Subsequent Transferee, as the case may be, as its counter-party under the Contract, and (b) perform its obligations under the Contract in favor of the Agent or the Subsequent Transferee, as the case may be; provided that the Agent or such Subsequent Transferee (i) has elected to assume the rights and obligations of the Borrower (including the obligation to cure any then existing payment and performance defaults, but excluding any obligation to cure any then existing performance defaults which by their nature are incapable of being cured and which default that is incapable of being cured does not materially and adversely affect the rights of the Contracting Party under the Contract) under the Contract, and (ii) would reasonably be expected to have the capability to perform the Borrower’s obligations under the Contract.

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

(e) Subject to payment of all amounts due and unpaid to the Contracting Party and cure of all then existing payment and performance defaults, but excluding any obligation to cure any then existing performance defaults which by their nature are incapable of being cured and which default that is incapable of being cured does not materially and adversely affect the rights of the Contracting Party under the Contract, in the event the Contract is rejected or terminated by a trustee or debtor in possession in any bankruptcy or insolvency proceeding, or if the Contract is terminated for any reason other than a default which could have been but was not cured by the Agent as provided in Section 1(e) hereof, and if, within 45 days after such rejection or termination, the Agent shall so request, the Contracting Party shall execute and deliver to the Agent a new Contract having substantially identical terms to the Contract (subject to any conforming changes necessitated by the substitution of parties and such changes as may be necessary to compensate the Contracting Party for schedule and cost adjustments resulting from the passage of time).

(f) In the event the Agent or its designees or assignees elect to perform the Borrower’s obligations under a Contract or a new Contract is entered into as provided above in Sections 1(e) or (f), respectively, the liability of the Agent, or its designees or assignees, as the case may be, to the Contracting Party for the performance of obligations under such Contract, and the sole recourse of the Contracting Party in seeking the enforcement of such obligations, shall be limited to such parties’ rights, title and interest in the Project.

(g) Except as provided in Sections 1(e), (f) and (g) above, neither the Agent, its designees or assignees shall have any obligation or liability under the Contract, nor shall the Agent, its designees or assignees be obligated to perform any of the obligations or duties of the Borrower under the Contract or to take any action or collect or enforce any claim for payment or performance of the Assigned Interests. Within 30 or 60 days, as the case may be pursuant to Section 1(e), of being notified by the Contracting Party that a Borrower default or breach has occurred under the Contract, the Agent shall notify the Contracting Party of its intent whether or not to cure any such Borrower default or breach. In the event the Agent fails to notify the Contracting Party within the time period described in the foregoing sentence that the Agent will cure such default or breach, the Contracting Party shall be entitled to assume that the Agent has elected not to cure such default or breach and the Contracting Party may then exercise all rights that the Contracting Party would have under the Contract, without regard to the provisions of this Consent. In the absence of such notice, no performance by the Agent, its designees or assignees under or pursuant to this Consent or otherwise (whether to cure a Borrower default or exercise rights under any provision hereof or otherwise) shall be construed as an assumption by the Agent, its designees or assignees of the obligations and duties of the Borrower under the Contract, unless otherwise expressly agreed in writing by the Agent, its assignees or designees, as the case may be. The Agent shall have the right to assign all or a pro rata interest in a Contract or a new Contract entered into pursuant to Section 1(f) to a person or entity to whom the Project is transferred, provided such transferee (i) assumes the obligations of the Borrower (or the Secured Parties) under such Contract and cure of any material defaults under such Contract has been effected as provided herein, and (ii) would reasonably be expected to have the capability to perform the Borrower’s obligations under such Contract. Upon such assignment, the Agent and the Secured Parties (including their agents and employees) shall be released from any further liability thereunder to the extent of the interest assigned.

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

2. Borrower’s Acknowledgment. The Borrower acknowledges and agrees that the Contracting Party is authorized to act in accordance with the Agent’s exercise of the Borrower’s rights in accordance with this Consent, and the Contracting Party may rely on any notice or instruction by the Agent in the purported exercise of the Agent’s rights and remedies hereunder.

3. Legal Opinion. The Contracting Party hereby agrees to deliver to the Agent a legal opinion (which may be from a senior in-house counsel), dated as of the dated hereof, substantially in form attached hereto as Exhibit A.

4. Payment of Monies. The Contracting Party hereby agrees to make all payments to be made by it to the Borrower under the Contract by wire transfer directly to:

(a) for all payments not covered by clause (b) hereof:

[_______________]

ABA [__________]

[_______________]

Account Number: [_______]

FFC: Account No. [_______]

REF: [Hoku Materials] Revenue Account; or

(b) for all payments of liquidated damages and insurance proceeds:

[_______________]

ABA [__________]

[_______________]

Account Number: [_______]

FFC: Account No. [_______]

REF: [Hoku Materials] Loss Proceeds Account,

and any notices to [Depositary Bank] may be given to the following address:

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

[_______________]

[_______________]

[_______________]

[_______________]

Attn: [_______________]

Telephone: [_______________]

Facsimile: [_______________]

Notwithstanding the foregoing, (i) if the Agent shall notify the Contracting Party in writing that an Event of Default under the Credit Agreement has occurred and is continuing, the Contracting Party shall make all payments to be made by it to the Borrower under the Contract directly to the Agent, for the benefit of the Secured Parties, to an account designated by the Agent in such written notice, and (ii) if any person has elected to become a Subsequent Transferee, then the Contracting Party shall make all payments to be made by it to the Borrower under the Contract directly to such Subsequent Transferee. Any payments made by the Contracting Party as provided under this Section 4 shall be deemed to have been made by the Contracting Party in fulfillment of the Contracting Party’s obligations under the Contract.

5. Representations and Warranties. The Contracting Party hereby represents and warrants, for the benefit of the Agent and the Secured Parties, as of the date hereof, that:

(a) it (i) is duly organized, validly existing and in good standing under the laws of [__________], and (ii) has all requisite organizational power and authority necessary to execute, deliver and perform its obligations under this Consent and the Contract;

(b) the execution, delivery and performance by the Contracting Party of the Contract and this Consent have been duly authorized by all necessary corporate action, and do not and will not require any further consents or approvals which have not been obtained, or violate any provision of any law, regulation, order, judgment, injunction or similar matters or breach any agreement presently in effect with respect to or binding on the Contracting Party, except for such breaches, defaults, or violations as will not, either individually or in the aggregate, result in a material adverse effect on the ability of the Contracting Party to perform its obligations under this Consent or the Contract;

(c) each of this Consent and the Contract constitutes legal, valid and binding obligations of the Contracting Party, enforceable against the Contracting Party in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights or by the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) no authorizations, approvals or consents of any governmental or regulatory authority or agency or any other person, and no filings or registrations with any governmental authority or agency, are necessary for the execution, delivery or performance by the Contracting Party of this Consent, or for the validity or enforceability thereof, except for any authorizations, approvals, consents or filings which (i) have been made or obtained prior to the date hereof and are in full force and effect, or (ii) are obtainable in the ordinary course of business and are set forth on Exhibit B to this Consent;

(e) except pursuant to this Consent and as expressly set forth in the Contract, the Contracting Party has not consented to any pledge, assignment or other transfer of any interest in the Contract;

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

(f) the Contract is in full force and effect and has not been amended, supplemented or modified (except as otherwise disclosed in writing to the Agent); and

(g) the Borrower has fulfilled all of its material obligations which are currently due under the Contract, and there are no breaches or unsatisfied conditions presently existing (or which would exist after the passage of time and/or giving of notice) that would allow the Contracting Party to terminate the Contract.

6. Limitation of Liability. The Contracting Party shall have no liability under this Consent to the Borrower. With respect to any undertaking by the Contracting Party which is susceptible to enforcement by specific enforcement as described in Section 7, where the Agent would receive the full benefit of this Consent through such specific performance, the Agent shall limit its remedy to specific performance. With respect to any other undertaking, acknowledgment, representation and warranty or other provision of this Consent, the Agent’s remedies shall not be so limited, provided that the Agent and the Borrower agree that the Contracting Party’s aggregate liability for monetary damages under this Consent and the Contract shall be limited as provided in the Contract. Under no circumstances shall the Contracting Party have any liability for any punitive, exemplary, consequential, indirect, incidental, or special damages (including by way of example, but not by way of limitation, loss of profits, nonpayment of principal or interest on loans, and cost of capital under the Credit Agreement).

7. Specific Performance. The Contracting Party acknowledges and agrees that the Borrower, the Agent, the Secured Parties and any Subsequent Transferee may be damaged irreparably in the event any of the provisions set forth in Sections 1 and 4 of this Consent (the “Applicable Provisions”) are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Contracting Party agrees that the Borrower, the Agent and/or any Subsequent Transferee may seek to enforce specifically this Consent and the Applicable Provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter hereof (subject to the provisions set forth in Section 9), in addition to any other remedy to which it may be entitled, at law or in equity.

8. Governing Law. This Consent shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, United States of America, excluding its conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

9. Submission to Jurisdiction. The parties hereto submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Consent or the transactions contemplated hereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

10. Counterparts. This Consent and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

11. Severability. In case any one or more of the provisions contained in this Consent should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

12. Amendment, Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Contracting Party, the Borrower and the Agent.

13. Notices. All notices required or permitted hereunder shall be in writing and shall be effective (a) upon receipt if hand delivered, (b) upon receipt if sent by facsimile and (c) if otherwise delivered, upon the receipt thereof. Any such notices to the Contracting Party or the Borrower shall be delivered to their respective addresses as specified in the Contract. Any such notices to the Agent shall be addressed as follows:

[_______________]

[_______________]

[_______________]

Attn: [_______________]

Telephone No.: [_______________]

Telecopy No.: [_______________]

If any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by providing 30 days’ notice to the other parties in the manner set forth hereinabove.

14. Third Party Beneficiaries. This Consent and the representations, covenants and agreements contained herein are and shall be held to be for the sole benefit of the parties hereto and the Secured Parties, and their respective successors and assigns.

15. Interpretation. All references in this Consent to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, and (b) shall include all documents, instruments or agreements issued or executed in replacement thereof in accordance with the terms thereof.

[SIGNATURE PAGE FOLLOWS]

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Consent and Agreement to be duly executed and delivered as of the date first above written.

HOKU MATERIALS, INC,

By:
Name:
Title:

[___________________________]
By:
Name:
Title:

[_______________],
as Agent for the Secured Parties
By:
Name:
Title:

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

EXHIBIT A

FORM OF OPINION OF CONTRACTING PARTY’S COUNSEL

[Letterhead of ________________]

[Date]

[Agent]

[_______________]

[_______________]

[_______________]

Ladies and Gentlemen:

[We/I] have acted as counsel for [_______________], a [________________] (the “Company”), in connection with that certain [Contract and Consent] (collectively, the “Contracts”). Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Consent.

This letter is being delivered to you in satisfaction of the condition set forth in Section 3 of the Consent.

In this connection, [we/I] have examined such certificates of public officials, certificates of officers of the Company and copies certified to [our/my] satisfaction of corporate documents and records of the Company and of other papers, and have made such other investigations, as [we/I] have deemed relevant and necessary as a basis for [our/my] opinions hereinafter set forth. [We/I] have relied upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Based on the foregoing, it is [our/my] opinion that:

1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of [__________].

2. The Contracts have been duly authorized by all requisite corporate action and duly executed and delivered by authorized officers of the Company, and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3. The execution and delivery of the Contracts, and fulfillment of and compliance with the respective provisions of the Contracts, do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any lien upon any of the properties or assets of the Company pursuant to, or require any authorization, consent, approval, exemption, or other action by or notice to or filing with any court, administrative or governmental body or other person or entity pursuant to, the charter or by-laws of the Company, any applicable law, statute, rule or regulation or (insofar as is known to us after having made due inquiry with respect thereto) any agreement, instrument, order, judgment or decree to which the Company is a party or otherwise subject.

Very truly yours,

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008

EXHIBIT B

AUTHORIZATIONS AND APPROVALS

[Contracting Party To Provide, If Any]

SELLER Initials & Date KM March 4, 2008	BUYER Initials & Date DS March 19, 2008